UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 15, 2012 (August 9, 2012)

CHINA SHEN ZHOU MINING & RESOURCES, INC .

(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-8890-6927

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 9, 2012, China Shen Zhou Mining & Resources, Inc. (the “Company”) filed a Second Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Company (the “Amended Certificate of Designations”) with the Secretary of State of the State of Nevada (the terms and filing of such Amended Certificate of Designations constituting the “Amendment”). The Amended Certificate of Designations sets forth the terms of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The Amended Certificate of Designations was filed in order to modify certain installment payment dates.

The form of the Amended Certificate of Designations was filed on a Current Report on Form 8-K of the Company filed on August 7, 2012 and is incorporated by reference herein and the foregoing summary of the terms of the Amended Certificate of Designations is subject to, and qualified in its entirety by, such document.

Item 5.07 Submission of Matters to a Vote of Security Holders.

In order to approve and carry out the Amendment discussed in Item 5.03 above, it was necessary for the holders of the Series A Preferred Stock (the “Holders”) to approve the Amendment. The Holders unanimously approved the Amendment by written consent on August 9, 2012.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Second Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of China Shen Zhou Mining & Resources, Inc. (incorporated by reference from the Current Report on Form 8-K of the Company filed on August 7, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Shen Zhou Mining & Resources, Inc.

Date: August 15, 2012	By:	/s/ Xiaojing Yu
Xiaojing Yu,
Chief Executive Officer